CREDIT AGREEMENT

Between

PACIFIC WESTERN BANK,

a California state-chartered bank

as Lender

and

CIM REAL ASSETS & CREDIT FUND,

a Delaware statutory trust

as Borrower

Dated as of December 23, 2021

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EXHIBIT A	PENDING LITIGATION OF BORROWER
EXHIBIT B	SUBSIDIARIES OF BORROWER
EXHIBIT B1	OTHER DEBT
EXHIBIT C	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT D	FORM OF COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of December 23, 2021, is made by and between CIM REAL ASSETS & CREDIT FUND, a Delaware statutory fund (“Borrower”), and PACIFIC WESTERN BANK, a California state-chartered bank (“Lender”).

RECITALS

Borrower has requested that Lender make loan advances to it from time to time. Subject to the terms and conditions of this Agreement and of the other Loan Documents (as defined below), Lender is willing to extend certain credit facilities to Borrower as provided in this Agreement. Accordingly, the parties agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

1.1        Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance or disbursement of proceeds by Lender to Borrower pursuant to Section 2.1 of this Agreement.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Borrower. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.19.

“Authorized Representative” means the following officers and other representatives of Borrower, and such other officer or other individual as Borrower may designate as an Authorized Representative by means satisfactory to Lender:

David Thompson
Nathan D. DeBacker
Barry Berlin
Brandon Hill
Tia Wee

“Base Rate” means mean the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%)per annum.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to Term SOFR or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event or Early Opt-in Election, the alternate benchmark rate selected by Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then current Benchmark for U.S. dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Contract Rate”, the definition of “Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, Section 2.2, and other technical, administrative or operational matters) Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides adoption of any portion of such market practice is not administratively feasible or if Lender determines no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Temporary Unavailability” shall mean the period of time commencing on the date of the Nonavailability Notice and continuing through and including the date Lender notifies Borrower that reasonable means again exist for ascertaining the Benchmark.

“Benchmark Transition Event” means, with respect to any then current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating (a) such administrator has ceased or will cease on a specified date to provide such Benchmark, permanently or indefinitely, provided at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (b) such Benchmark is or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of the making of an Advance.

“Borrowing Base” shall mean, as of any date of determination, an amount equal to twenty five percent (25%) of the Consolidated Asset Value.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit C attached hereto, executed by an Authorized Representative of Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California or New York City are authorized or required by law to remain closed.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“CIM Entity” means CIM Group, LLC or any entity that directly or indirectly Control CIM Group, LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means Forty Million Dollars ($40,000,000).

“Consolidated Asset Value” shall mean, at any time, the value of all of the assets of the Borrower at such time, determined in accordance with GAAP, and certified to be accurate by an Authorized Representative of Borrower.

“Contract Rate” means a rate per annum equal to the Initial Margin plus the then-applicable Term SOFR; provided, however, from and after any date on which Lender selects any Benchmark Replacement pursuant to Section 2.2(c), “Contract Rate” shall be deemed to refer to the Benchmark Replacement plus the Replacement Spread; provided, further, that during any period of Benchmark Temporary Unavailability, “Contract Rate” shall be deemed to refer to the Base Rate plus the Initial Margin, unless a Benchmark Transition Event or Early Opt-in Election has occurred, in which event “Contract Rate” shall be deemed to refer to the Base Rate plus the Replacement Spread. In no event shall the Contract Rate be less than the Floor.

“Current Prospectus” means the Prospectus dated January 29, 2021, as supplemented by Supplement No. 1 dated May 28, 2021 and Supplement No. 2 dated September 8, 2021.

“Debt to Asset Value Ratio” shall mean, at any time, the ratio of (a) the aggregate amount of Indebtedness owing by the Borrower at such time determined, to (b) the Consolidated Asset Value at such time.

“Default” has the meaning specified in the definition of “Event of Default.”

“Default Rate” has the meaning specified in Section 2.3.

“Dollars”, “dollars” or the symbol “$” means lawful money of the United States of America denominated in United States dollars.

“Early Opt-in Election” means the occurrence of (i) a determination by Lender that U.S. dollar-denominated credit facilities being executed or amended at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then current Benchmark and (ii) an election by Lender to declare an Early Opt-in Election has occurred and the provision, as applicable, by Lender of written notice of such election to Borrower.

“Effective Date” means the first Business Day on which all conditions to the making of Advances set forth in Article 3 have been satisfied or waived in writing by Lender.

“Environmental Laws” means any and all federal, state and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., as the same may be amended, supplemented or replaced from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by an Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the release or threatened release of a Hazardous Material into the environment, resulting from the past, present or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events specified in Section 7.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“FCPA” has the meaning set forth in Section 4.19.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“Floor” means four and five one hundredths of one percent (4.05%) per annum.

“GAAP” means generally accepted accounting principles applicable in the United States, consistently applied.

“Governmental Authority” means the United States of America, any applicable state, county, city or other political subdivision, agency, department, commission, district, board, bureau or instrumentality of any of the foregoing, which now or hereafter has jurisdiction over the Borrower.

“Hazardous Material” means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, or any pollutant or contaminant, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure, any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined in 42 U.S.C. section 2011 et seq., as amended or hereafter amended, polychlorinated biphenyls, and asbestos in any form or condition.

“Indebtedness” means, with respect to any Person: all items of long-term liabilities as shown on the consolidated balance sheet of such Person as of the date of determination; provided, that Indebtedness shall not include (i) for the avoidance of doubt, current liabilities as shown on the consolidated balance sheet of such Person as of the date of determination and (ii) any preferred equity interests of such Person as of the date of determination.

“Initial Margin” means four percent (4.0%) per annum.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, any assignment for the benefit of creditors, or any other proceeding seeking reorganization, arrangement or other relief from Indebtedness.

“Interest Period” means the period from and including each Monthly Payment Date to (but excluding) the next Monthly Payment Date; provided that the initial Interest Period shall begin on (and shall include) the Effective Date and shall end on (and shall include) the day immediately preceding the first Monthly Payment Date of the Term.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” means any pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Liquidity” means cash and Cash Equivalents of Borrower, wherever located.

“Loan Documents” means this Agreement, and any and all other documents, instruments and agreements related thereto, and any and all other agreements executed by Borrower from time to time that evidence, secure or relate to any Indebtedness of Borrower to Lender, together with all amendments, supplements, extensions and replacements from time to time to any of the foregoing.

“Material Adverse Effect” means any condition or set of circumstances or events which could reasonably be expected to cause an Event of Default or any material adverse effect on: (a) the business, operations, performance, condition (financial or otherwise) or prospects of Borrower; (b) the ability of Borrower to pay and perform its obligations as they become due, including all obligations under the Loan Documents.

“Maturity Date” means December 23, 2026.

“Monthly Payment Date” means the first (1st) day of each calendar month (or, if such first (1st) day is not a Business Day, then the first (1st) Business Day thereafter).

“Nonavailability Notice” shall have the meaning given to such term in Section 2.2(f).

“Organizational Documents” means (a) in the case of a corporation, its articles of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and limited partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreements or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“Outstanding” means, as of any date of determination, the aggregate principal amount of Advances remaining unpaid and owing by Borrower.

“Patriot Act” means Title III of Pub. L. 107 56 (signed into law October 26, 2001).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a lender) business judgment. This Permitted Discretion standard shall apply in each instance in the Loan Documents that calls for Lender to make a “reasonable” determination.

“Permitted Investments” means:

(a)	investments in cash and Cash Equivalents,

(b)        investments made by Borrower in any other Person that is consolidated with Borrower for financial reporting purposes under GAAP,

(c)        investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(d)        advances made in connection with purchases of goods or services in the ordinary course of business,

(e)        investments received in settlement of amounts due to Borrower effected in the ordinary course of business or owing to Borrower as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower,

(f)        equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(g)        deposits of cash made in the ordinary course of business to secure performance of operating leases,

(h)	any of the uses permitted in Section 5.12,

(i)        investments that are described in the Current Prospectus or, with the prior written consent of Lender, in the exercise of its Permitted Discretion, investments that are described in a Prospectus or supplement that is, in each case, dated after the date hereof and that are not described in the Current Prospectus.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or any governmental authority or entity.

“Pre-Replacement Rate” means the immediately previous Contract Rate set forth in this Agreement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the environment, (b) prevent the release or threatened release or minimize the further release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Replacement Rate Notice” has the meaning given to such term in Section 2.2(c).

“Replacement Spread” has the meaning given to such term in Section 2.2(c).

“Sanctions” has the meaning set forth in Section 4.19.

“Subsidiary” means any corporation, limited liability company, partnership or other entity in which a majority of (i) the total combined voting power of all classes of stock or other equity interests of which or (ii) the outstanding equity interests of which shall, at the time as of which any determination is made, be owned by Borrower either directly or through Subsidiaries

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental or taxing authority, and all liabilities (including any interest, fines, additions to tax and penalties) relating thereto.

“Term SOFR” means a rate per annum which is identified and normally published by Bloomberg Professional Service page SR1M Index as the offered rate for loans in United States dollars for a one (1) month period, rounded upwards, if necessary, to the nearest 1/100th of one percent (0.01%). Such rate shall be determined monthly and shall be the rate set by the CME Group Benchmark Administration Limited as of 5:00 a.m. (Chicago time) two (2) Business Days prior to commencement of each Interest Period and effective for such Interest Period.

“Treasury Regulations” means the final or temporary United States federal income tax regulations promulgated under the Code, as may be amended from time to time.

“UCC” means the Uniform Commercial Code as enacted in the state of California.

1.2        Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date: (a) the word “from” means “from and including,” (b) the words “to” and “until” each means “to but excluding”; and (c) the word “through” means “through and including.”

1.3        Accounting Terms. Unless as otherwise provided, all accounting terms not specifically defined in this Agreement shall be construed, and all accounting procedures shall be performed, in accordance with GAAP.

1.4       UCC Terms. Terms (whether or not capitalized) defined in the UCC which are not otherwise defined in this Agreement shall have the meanings as defined in the UCC as in effect on the date of this Agreement..

ARTICLE 2

AMOUNTS AND TERMS OF THE BORROWINGS

2.1        The Commitment. Lender agrees, on the terms and conditions set forth below, during the period from the Effective Date to the Maturity Date, to make Advances to Borrower from time to time on any Business Day in an aggregate amount not to exceed the lesser of (i) the Commitment less the aggregate amount of Advances outstanding and (ii) the Borrowing Base less the aggregate amount of Advances outstanding (the “Availability”).

(a)        Prepayment. Borrower may prepay or otherwise repay any amount Outstanding of Advances pursuant to Subsection (d) of this Section and reborrow pursuant to this Section.

(b)        Making the Advances.

(i)       Borrowing Requests. Each request for an Advance shall be made in writing by an Authorized Officer or made by telephone call by an Authorized Officer and confirmed in writing by such Authorized Officer.

(ii)      Availability of Advances. Subject to satisfaction of the terms and conditions of this Agreement, Lender shall make Advances available to Borrower in immediately available funds to an account of Borrower with Lender, or such other account of Borrower as may be approved by Lender.

(c)        Repayment of Principal; Maturity. Outstanding principal shall be repaid as follows:

(i)       If, at any time the amount Outstanding of Advances exceeds Availability, Borrower shall pay to Lender, within three (3) Business Days, an amount sufficient to reduce the amount Outstanding of Advances to an amount that is less than Availability.

(ii)      Subject to the other provisions of this Agreement, the principal amount Outstanding of Advances, together with all accrued and unpaid interest thereon and all other amounts owing by Borrower to Lender under the Loan Documents, shall be repaid on or before the Maturity Date.

(d)        Prepayments. Borrower may prepay any outstanding principal of Advances under this Agreement without premium or penalty.

(e)        Payments and Computations.

(i)       Borrower shall make each payment hereunder, without offset or deduction of any kind, not later than 5:00 P.M. (Los Angeles, California time) on the day when due in U.S. Dollars to Lender at Pacific Western Bank, 5900 La Place Ct., Suite 200, Carlsbad, CA 92008, Attention: Note Department, or at such other location designated by notice from Lender pursuant to the notice provision of this Agreement, in immediately available funds. Any payment received by Lender after such time shall be deemed to have been received on the next succeeding Business Day. All payments hereunder will be free and clear of any Taxes such that the Lender will receive the entire amount of all amounts payable hereunder, regardless of the source of payment.

(ii)      All computations of interest shall be made by Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Lender of an interest rate or an increased cost or of illegality hereunder shall be presumptive evidence thereof and binding for all purposes absent a showing of material error.

(iii)     Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(f)        Evidence of Debt. Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower resulting from Advances and payments made from time to time under this Agreement. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall be evidence of the existence and amounts of the obligations of Borrower therein recorded absent a showing of manifest error or the proceeds on any Advance having been deposited or sent to anyone other than Borrower or its account.

2.2	Interest Rate.

(a)      The outstanding principal balance of the Advances shall bear interest at the Contract Rate. The monthly interest due on the principal balance of the Advances outstanding shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the month in question. The daily rate shall be equal to 1/360th times the then applicable Contract Rate. If any statement furnished by Lender for the amount of a monthly payment due exceeded the actual amount that should have been paid because the then current Benchmark decreased and such decrease was not reflected in the monthly statement, Borrower shall make the payment specified in the monthly statement from Lender and Borrower shall receive a credit for the overpayment, which credit shall be applied towards the next subsequent monthly payment due hereunder. If any statement furnished by Lender for the amount of a monthly payment due was less than the actual amount that should have been paid because the then current Benchmark increased and such increase was not reflected in the monthly statement, Borrower shall make the payment specified in the monthly statement from Lender and Borrower shall be required to pay any resulting underpayment with the next subsequent monthly payment due hereunder.

(b)     Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the administration of, submission of, calculation of or any other matter related to the rates in the definition of Term SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term SOFR or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Lender shall use reasonable efforts to select a Benchmark Replacement and set a Replacement Spread that Lender in good faith believes is a practical means of preserving Lender’s and Borrower’s intent relative to the economics of the Advances under the Pre-Replacement Rate. Borrower agrees Lender shall not be liable in any manner for its selection of a Benchmark Replacement the reliability, availability and/or economic returns intended when Lender chose the then current Benchmark, provided that Lender makes such selection in good faith and the same is generally being applied across Lender’s commercial real estate loan portfolio.

(c)     Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender may replace the current Benchmark with a Benchmark Replacement and set a replacement spread determined by Lender pursuant to this Section 2.2(c) (the “Replacement Spread”); provided that in determining the Replacement Spread (i) Lender may determine the Replacement Spread after considering the spread, any margin, continuing interest rate protection agreement requirements, and other economic factors that would be implemented simultaneously with the selection of such Benchmark Replacement for the purpose of preserving Lender’s, and Borrower’s intent relative to the economics of the Loan under the Pre-Replacement Rate and (ii) Lender may give due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or industry-accepted means for determining a spread adjustment, or method of calculating or determining such spread adjustment, for the replacement of the then current Benchmark. Lender shall provide written notice to Borrower of any new Benchmark Replacement and set a Replacement Spread (the “Replacement Rate Notice”), which notice shall (y) make the Benchmark Replacement and set a Replacement Spread effective beginning with the next Interest Period, or such other effective date set forth therein and (z) identify both the Benchmark Replacement and Replacement Spread, which shall be used to calculate the Contract Rate until such time, if any, as Lender determines that the current Benchmark should be replaced pursuant to this Section 2.2(c). Any determination, decision or election that may be made by Lender pursuant to this Section 2.2(c) will be conclusive and binding absent manifest error and may be made its sole discretion and without consent from any other party to this Agreement or any other Loan Document.

(d)     Effective on and after the effective date set forth in the Replacement Rate Notice, all references in the Loan Documents to the Benchmark shall refer to the Benchmark Replacement, and all references to the Contract Rate shall be deemed to refer to the Contract Rate as calculated based on the Benchmark Replacement plus the Replacement Spread.

(e)     In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f)     If Lender determines (which determination shall be conclusive and binding upon Borrower) that reasonable means do not exist for ascertaining the Benchmark and such circumstances are likely to be temporary, Lender shall give notice thereof to Borrower (the “Nonavailability Notice”).

2.3        Default Rate. Notwithstanding any contrary provision of this Agreement or any other Loan Document, after the occurrence and during the continuance of an Event of Default, and without notice or demand, all principal, interest and other amounts owing under this Agreement and the other Loan Documents shall bear interest at a rate (the “Default Rate”) per annum equal at all times to the lesser of (a) the Contract Rate plus five percent (5%) and (b) the maximum rate allowed by law. No election by Lender not to charge the Default Rate with respect to an Event of Default shall in any way limit Lender’s right to later charge the Default Rate with respect to the same or any other Event of Default, whether of a similar or a different nature.

2.4        Maximum Interest. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount permitted under any applicable law or regulation, and if any payments by Borrower exceed such maximum amount, the excess shall be applied first to reduce the amounts owing to Lender under this Agreement and the other Loan Documents in such order as Lender may elect, next to reduce any other amounts owing by Borrower to Lender in such order as Lender may elect, and any excess shall be refunded to Borrower.

2.5	Increased Costs; Capital Adequacy.

(a)        If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender); or

(ii)      impose on Lender any other condition affecting this Loan Agreement or the Advances,

and such Change in Law increases the cost to Lender of making or maintaining the Advances (or of maintaining its obligation to make the Advances) or reduces the amount of any sum received or receivable by Lender under this Loan Agreement (whether of principal, interest or otherwise), then Borrower shall pay to such Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered; however, in determining such amounts (or the applicability of same under this Section 2.5(a)), Lender shall treat Borrower in the same manner as other similarly situated borrowers of Lender with loans similar to the Advances.

2.6        Extension of Maturity Date. The Borrower may elect to extend the Maturity Date for two (2) periods of twelve (12) months each, upon satisfaction of all of the following conditions:

(a)     Borrower’s Authorized Representative shall have delivered to the Lender written notice of the Borrower’s intent to exercise such option to extend not less than thirty (30) days (or such shorter period as Lender may agree in writing) prior to the then-current Maturity Date, which notice shall be revocable by Borrower’s Authorized Representative at any time prior to such Maturity Date;

(b)     No Event of Default shall have occurred and be continuing, either at the time the notice of intent is delivered to the Lender or on the then-current Maturity Date;

(c)     The Borrower shall have paid to the Lender, on or before the then-current Maturity Date, an extension fee equal to fifty (50) basis points multiplied by the Commitment at such time;

(d)     The Debt to Asset Value Ratio at such time shall not be more than 25%; and

(e)    Any extension shall be evidenced by such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.7.

2.7        Accordion.

(a)        At any time during the period from and after the Effective Date through but excluding the Maturity Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitment may be increased (each, an “Increase”), by an amount in the aggregate for all such increases, up to $100,000,000. Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $10,000,000 in excess thereof. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitment exceed $60,000,000.

(b)        Each of the following shall be conditions precedent to any Increase of the Commitment in connection therewith:

(i)       Lender shall have obtained internal credit approval for such Increase,

(ii)      each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)      in connection with any Increase, if Borrower or any of its Subsidiaries owns or will acquire any Margin Stock, Borrower shall deliver to Lender an updated Form U-1, duly executed and delivered by the Borrower, together with such other documentation as Lender shall reasonably request, in order to enable Lender to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board,

(iv)     the Borrower shall have paid to the Lender, on or before the then-current Maturity Date, an extension fee equal to fifty (50) basis points multiplied by the Commitment at such time;

(v)      a current Borrowing Base Certificate and Compliance Certificate;

(vi)     Lender shall have received new certified board resolutions from Borrower approving the increase in the Commitment; and

(vii)     the interest rate margins with respect to the Advances to be made pursuant to the increased Commitment shall be the same as the interest rate margin applicable to Advances hereunder immediately prior to the applicable date of the effectiveness of the increased Commitment. Any Increase shall be evidenced by such amendments to this Agreement, including the definition of Commitment, and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.7.

(c)        Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitment pursuant to this Section 2.7.

(d)        The Advances established pursuant to this Section 2.7 shall constitute Advances under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents

2.8        Quarterly Facility Fee. Borrower shall pay to Lender a quarterly facility fee equal to 0.125% of the then amount of the Commitment, payable in arrears on the first Business Day of each of January, April, July and October of each calendar year, commencing on January 1, 2022.

ARTICLE 3

CONDITIONS OF BORROWING

3.1        Conditions Precedent to Initial Borrowing. The obligation of Lender to make the Advance comprising the initial Borrowing is subject to the following conditions precedent:

(a)        Lender shall have received all of the Loan Documents including, without limitation, the following documents in form and substance satisfactory to Lender and, as appropriate, duly executed by the parties thereto:

(i)       The Resolution to Borrow; and

(ii)       The following Lender-prepared documents: Notice of Final Agreement and Disbursement Request and Authorization.

(b)        Lender shall have received:

(i)       A facility fee equal to $100,000 and a documentation fee equal to $1,250, or written authorization to debit such fees from a Borrower deposit account held at Lender; and

(ii)      reimbursement of all legal fees and costs incurred by Lender to its outside counsel.

(c)        Lender shall have received all of the following documents and information in form and substance reasonably satisfactory to Lender and, as appropriate, duly executed by the parties thereto:

(i)       A copy of the certificate of formation of Borrower certified by the Secretary of State of the State of Delaware, and a copy of the trust agreement/operating agreement of Borrower certified by its secretary or other authorized officer.

(ii)      Certified copies of the resolutions of the board of trustees of Borrower approving the Borrowings contemplated hereby and authorizing the execution and delivery of the Loan Documents by Borrower and performance of Borrower’s obligations thereunder, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Advances and the Loan Documents.

(iii)     An officer’s certificate, on behalf of Borrower certifying the names and true signatures of the officers or other representatives of Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(iv)     A certificate of good standing for Borrower from the Secretary of State of the State of Delaware and each other state in which it is authorized to do business, dated within thirty (30) days of the initial Borrowing.

(v)      Evidence of Borrower’s insurance as required in Section 5.4 of this Agreement, together with appropriate loss payee and additional insured endorsements in favor of Lender, all in form and substance acceptable to Lender; and

(vi)     Such other documents or instruments as Lender may reasonably request.

(d)     Lender shall have received reimbursement for all documented search fees, filing fees and other out-of-pocket fees and costs incurred by Lender in connection with this Agreement and transaction contemplated hereby.

3.2        Conditions Precedent to Each Borrowing.

In addition to the conditions precedent set forth in Section 3.1 above, the obligation of Lender to make Advances shall be subject to the following further conditions precedent:

(a)     on the date of a Borrowing pursuant to Section 2.1, before and immediately after giving effect thereto, the following statements shall be true and correct, and the making by Borrower of the applicable borrowing request shall constitute its representation and warranty that on and as of the date of such Borrowing, before and immediately after giving effect thereto, the following statements are true and correct:

(i)       The representations and warranties contained in Article 4 of this Agreement or anywhere else in this Agreement are correct in all material respects as though made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date or Exhibit A or Exhibit B, each of which may be supplemented from time to time);

(ii)      After giving effect to a requested Advance, Availability shall not be less than zero;

(iii)     No event has occurred and is continuing, or would result from such Borrowing, which constitutes or would constitute an Event of Default or Default;

(iv)      The most recent financial statements of Borrower delivered pursuant to Section 5.3(a) present fairly the financial position and results of operations of Borrower as of the date of, and for the periods presented in, such financial statements, and since the date of such financial statements there has not been any material adverse change in the financial condition or operations of Borrower;

(v)      Lender shall have received a borrowing request; and

(vi)     Lender shall have received such additional approvals or documents as Lender may reasonably request.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1        Organization; Business Activities. Borrower is a statutory trust, which is duly organized and validly existing under the laws of the State of Delaware. Borrower is not and shall not be a commodity pool. Borrower has full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage. Borrower is duly qualified to do business and is in good standing in all jurisdictions in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

4.2        Authorization: Absence of Breach. The execution, delivery, and performance of this Agreement and all other Loan Documents by Borrower, to the extent to be executed, delivered or performed by Borrower, have been duly authorized by all necessary corporate action by Borrower; do not require the consent or approval of any other person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of its articles of organization or operating agreement, or any agreement or other instrument binding upon Borrower or (b) to the best of Borrower’s knowledge, any law, governmental regulation, court decree, or order applicable to Borrower.

4.3        Financial Information. The financial statements of Borrower supplied to Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Borrower as of the date thereof, including liabilities for taxes, material commitments and indebtedness, in each case, to the extent required to be shown therein pursuant to GAAP. There has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

4.4        Legal Effect. To the best of Borrower’s knowledge, this Agreement constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding at law or in equity).

4.5        Reserved.

4.6        Compliance With Law. To the best of Borrower’s knowledge, Borrower and its properties and activities are in compliance with all applicable laws, rules, regulations and court and administrative orders (including but not limited to all thereof which relate to Borrower’s lending activities), except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.

4.7        Hazardous Substances. Borrower and its properties comply in all material respects with all applicable laws and regulations relating to the environment, including without limitation, all laws and regulations relating to pollution and environmental control.

4.8        Environmental Matters. Except as fully described to Lender in writing, to the best of Borrower’s knowledge:

(a)     Borrower and all of its properties, assets and operations are in full compliance with all Environmental Laws. Borrower is not aware of nor has Borrower received notice of any past, present, or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of Borrower and the Subsidiaries with all Environmental Laws;

(b)     Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws and all such permits are in good standing and Borrower is in compliance with all of the terms and conditions of such permits.

(c)     No Hazardous Materials (except in nominal amount) exist on, about, or within or have been used, generated, stored, transported, disposed on, or released from any of the properties or assets of Borrower. The use which Borrower makes and intends to make of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Material on, in or from any of their properties or assets;

(d)     Neither Borrower nor any of its currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a release or threatened release;

(e)     There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Borrower that could reasonably be expected to give rise to any Environmental Liabilities;

(f)     Borrower has not filed or failed to file any notice required under applicable Environmental Law reporting a release; and

(g)     No Lien arising under any Environmental Law has attached to any property or revenues of Borrower.

4.9        Litigation and Claims. Except as disclosed to Lender on the attached Exhibit A, no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid Taxes) against or by Borrower is pending or threatened, except for matters arising after the date hereof (a) where the amount in controversy does not exceed $1,000,000 over insurance coverage (subject to customary deductibles), or (b) that, if decided adversely to Borrower, would not reasonably be expected to result in a Material Adverse Event.

4.10       Taxes.

(a)     All Tax returns and reports of Borrower that are required to have been filed have been filed. All Taxes that have become due and payable by Borrower have been paid in full, except those presently being or to be contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(b)     Borrower does not know of any pending Tax investigation, audit or deficiency with respect to the Borrower or any of Borrower’s assets.

(c)     Borrower is not a party to any tax sharing agreement or similar contractual obligation.

All tax returns and reports of Borrower that are required to have been filed, have been filed, and all taxes, assessments and other governmental charges which have become due and payable by Borrower have been paid in full, except those presently being or to be contested by Borrower in good faith, by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

4.11       Reserved.

4.12      Employee Benefit Plans. Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (a) no Reportable Event or Prohibited Transaction (each as defined in ERISA) has occurred with respect to any such plan, (b) Borrower has not withdrawn from any such plan or initiated steps to do so, (c) no steps have been taken to terminate any such plan, and (d) there are no unfunded liabilities in connection with such plan.

4.13       Location of Offices and Records. Borrower’s chief executive office is located at 4700 Wilshire Blvd., Los Angeles, CA 90010, or such other location in accordance with the terms of Section 6.14.

4.14      Regulated Entities. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

4.15       Subsidiaries. Except as disclosed to Lender on the attached Exhibit B, as amended from time to time in a writing from Borrower to Lender, Borrower has no Subsidiaries.

4.16       Other Debt. Except as previously disclosed to Lender on the attached Exhibit B1, as amended from time to time in a writing from Borrower to Lender, Borrower is not directly, indirectly or contingently obligated with respect to any other debt as of the date of this Agreement. To the best of Borrower’s knowledge, information and belief, Borrower is not in default in the payment of the principal or interest on any such debt.

4.17      Reserved.

4.18      Reserved.

4.19      Information. All information furnished by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or, to the best of Borrower’s knowledge, on behalf of Borrower to Lender will be, taken as a whole, true and accurate in all material respect on the date as of which such information is provided to Lender; and, taken as a whole and in the light of the circumstances under which such statements were made, none of such information is or will be on the date as of which such information is provided to Lender intentionally incomplete by omitting to state any material fact necessary to make such information not misleading.

4.20       Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)        Neither Borrower nor any of its Subsidiaries nor, to their knowledge, any director, officer, employee or affiliate of Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(b)        Neither Borrower nor any of its Subsidiaries nor, to their knowledge, any director, officer, employee or affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (i) subject to any sanctions administered or enforced by OFAC or the U.S. State Department (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory that is, or whose government is, the subject to Sanctions (including Cuba, Iran, North Korea, Sudan, and Syria).

(c)        Neither Borrower nor any of its Subsidiaries nor, to their knowledge, any director, officer, employee or affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is: (i) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (ii) in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”).

4.21        No Material Adverse Effect. There has not been any occurrence or event that has resulted in a Material Adverse Effect with respect to Borrower since the date of the latest financial statements submitted to Lender on or before the Effective Date.

4.22        Survival of Representations and Warranties. Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in entering into this Agreement and the other Loan Documents.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any amount payable by Borrower under the Loan Documents shall remain unpaid or Lender shall have any Commitment hereunder, Borrower covenants and agrees that it will:

5.1        Changes in Financial Condition; Litigation. Promptly inform Lender in writing of (i) all material adverse changes in Borrower’s financial condition, and (ii) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could reasonably be expected to have a Material Adverse Effect.

5.2        Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times upon reasonable prior notice from Lender to Borrower; provided, however, that so long as no Event of Default has occurred and is continuing, or as required by the FDIC, such examination shall be limited to once per calendar year.

5.3        Reporting Requirements.

(a)     Borrower Financial Statements. (x) as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, the balance sheet and statement of income and retained earnings of Borrower for the fiscal year then ended, audited by a certified public accounting firm that is either a “big-four” accounting firm or is reasonably satisfactory to Lender, (y) as soon as available, but in no event later than sixty (60) days after the end of each fiscal quarter of Borrower, commencing with December 31, 2021, company prepared, year to date balance sheet and statement of income and retained earnings of Borrower for the quarter then ended, certified as correct by Borrower’s CFO or other officer or person acceptable to Lender.

(b)     Tax Returns. As soon as available, but in no event later than thirty (30) days after the filing thereof, copy of Borrower’s filed federal tax returns for the prior fiscal year, complete with all K-1s and other attachments.

(c)     Appraisals; Additional Information. At Lender’s request from time to time, deliver to Lender an appraisal of each real property in its portfolio (subject to the execution of non-reliance letters satisfactory to the relevant appraisal firms). Also, deliver to Lender such additional information and statements, lists of assets and liabilities, agings of receivables and payables, budgets, forecasts, tax returns, and other reports with respect to Borrower’s financial condition and business operations as Lender may reasonably request from time to time. In addition, deliver to Lender, as and when requested by Lender, copies of such reports or other financial information provided from time to time by Borrower and its agents or independent accountants to their investors, and all audit reports, management letters submitted to the board of directors of Borrower by such independent accountants.

(d)     Borrowing Base Certificate; Compliance Certificate. Within sixty (60) days after the end of each fiscal quarter of the Borrower, a Borrowing Base Certificate and a Compliance Certificate as of the end of such fiscal quarter executed by a Authorized Representative of Borrower (but in the case of the Borrowing Base Certificate for the last fiscal quarter of each Fiscal Year, subject to the effect of year-end adjustments to the financial statements for such fiscal quarter reflected in the audited financial statements delivered pursuant to Section 5.3(a)).

(e)     Prospectus. Borrower shall deliver to Lender a copy of any amendments or supplements to the Current Prospectus and new prospectus from time to time, promptly after execution or effectiveness thereof.

5.4        Insurance. To the extent that Borrower obtains the same, maintain fire and other risk insurance, public liability insurance, and such other insurance as is customary for established and responsible entities of comparable size engaged in business similar to its businesses and such further insurance as Lender may reasonably require with respect to its properties and operations, all in form, amounts, coverages and with insurance companies reasonably acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance together with loss payee and additional insured endorsements in form and substance acceptable to Lender.

5.5        Other Agreements. Comply with all material terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements that could reasonably be expected to have a Material Adverse Effect.

5.6        Indebtedness, Taxes, Charges and Liens. Pay and discharge when due all of its Indebtedness and obligations, including without limitation all assessments, Taxes, governmental charges, levies and Liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties, would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of Borrower’s properties, income, or profits; except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, Borrower will not be required to pay and discharge any such assessment, Tax, charge, levy, Lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, Tax, charge, levy, Lien, or claim in accordance with GAAP. Borrower, upon demand of Lender, will furnish to Lender evidence of payment of such assessments, Taxes, charges, levies, Liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, Taxes, charges, levies, Liens and claims against Borrower’s properties, income, or profits. Borrower shall (1) pay all documentary, property, excise, transfer and other Taxes that result from the execution, delivery or enforcement of, or with respect to, any of the Loan Documents and (2) indemnify the Lender if the Lender pays any of the taxes referred to in clause (1) of this sentence.

5.7        Reserved.

5.8        Compliance With Law. Conduct its business affairs in compliance with all applicable laws, ordinances, rules, regulations and court and administrative orders (including but not limited to all thereof which relate to Borrower’s lending activities), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.9        Inspection. Permit employees or agents of Lender to inspect any and all of Borrower’s properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records; provided, however, that so long as no Event of Default has occurred and is continuing, or the FDIC requires it, such inspection shall be limited to once per calendar year. If Borrower now or at any time hereafter maintains any records (including without limitation computer-generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

5.10        Existence. Preserve and keep in full force and effect its corporate existence and qualify to do business in each jurisdiction where the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

5.11        Licenses, Intellectual Property. Protect and maintain in full force and effect, all licenses, franchises, intellectual property rights, permits, licenses, authorizations and other rights used in its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.12        Use of Proceeds. Use the proceeds of the Advances only for working capital to support Borrower’s investments and for Borrower’s other lawful corporate purposes. No part of the proceeds of Borrowings will be used, directly or indirectly, for any personal, family or household purposes. No part of the proceeds of Borrowings will be used, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. No part of the proceeds of Borrowings will be used for any purpose that violates, or is inconsistent with, the provisions of Regulations U, T or X of the Board of Governors of the Federal Reserve System. No part of the proceeds of Borrowings will be used directly or indirectly, or be loaned to or otherwise provided to any other Person to be used directly or indirectly, (i) in any other manner that will result in a violation of Sanctions by any Person, (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (iii) in violation of any Anti-Terrorism Laws.

5.13        Additional Assurances. Make, execute and deliver to Lender such promissory notes, security agreements, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence the Borrowings.

5.14        Reserved.

5.15        Reserved.

5.16        Defense of Title. Borrower will take any and all actions necessary to defend title to its property.

5.17        Reserved.

5.18        Reserved.

5.19       Compliance with Agreements. Borrower shall comply in all material respects with all mortgages, deeds of trust, instruments, and other agreements binding on it or affecting its properties or business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.20        Reserved.

5.21        Reserved.

5.22        Reserved.

5.23        Reserved.

5.25        Reserved.

5.25        Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control. As required by federal law and the Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, Borrower shall (a) ensure, and cause each of its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Advances to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

ARTICLE 6

NEGATIVE COVENANTS

So long as any amount payable by Borrower under the Loan Documents shall remain unpaid or Lender shall have any Commitment hereunder, Borrower covenants and agrees that it will not, without the prior written consent of Lender (which consent may be granted or withheld in Lender’s Permitted Discretion):

6.1        Indebtedness. Create, incur or assume Indebtedness, except for (i) trade debt incurred in the normal course of business, (ii) Indebtedness to Lender under this Agreement, (iii) capital leases; (iv) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit; (v) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower , so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, (vi) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services, (vii) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business; and (viii) any other unsecured Indebtedness incurred by Borrower in an aggregate outstanding amount not to exceed $500,000 at any one time.

6.2        Reserved.

6.3        Loans, Investments and Guaranties. (a) Lend, invest in or advance money or assets to any other enterprise or entity, except Permitted Investments; or (b) other than as disclosed to Lender pursuant to Section 4.16 or for Indebtedness permitted under Section 6.1, incur any obligation as surety or guarantor.

6.4        Liquidation, Merger; Sale of Assets. Liquidate, cease operations, dissolve or enter into any merger, consolidation or other combination nor sell, lease, or dispose of all or substantially all of its business or assets nor transfer or sell assets except sales of assets in the ordinary course of business.

6.5        Reserved.

6.6        Transactions with Affiliates. Directly or indirectly engage in any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate of Borrower except in accordance with applicable legal requirements.

6.7        Reserved.

6.8        Reserved.

6.9        Reserved.

6.10      Reserved.

6.11      Environmental Protection. Borrower will not (a) use (or permit any tenant to use) any of its respective properties or assets for the handling, process, storage, transportation, or disposal of any Hazardous Material (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower would be responsible.

6.12      Reserved.

6.13      Judgments. Borrower will not allow any judgment for the payment of money in excess of $1,000,000 rendered against it to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.

6.14      Change in Location, Jurisdiction of Organization or Name. Borrower will not (i) maintain a place of business at a location other than a location specified in this Agreement, (ii) change its name or taxpayer identification number, (iii) change its mailing address, or (iv) change its jurisdiction of organization, unless, in each case, Borrower shall have given Lender not less than fifteen (15) days’ prior written notice thereof.

6.15      Financial Covenants. Borrower will not have:

(a)     Maximum Debt to Asset Value Ratio. Debt to Asset Value Ratio that exceeds 0.25, measured quarterly as at the end of each fiscal quarter of the Borrower; provided, that if such ratio exceeds 0.25 but is less than 0.3333, then Borrower shall have a six (6) month period, from the date such violation occurs, to cure such violation.

(b)     Minimum Liquidity. Liquidity, measured semi-annually at the end of each March and September, beginning with March 31, 2022, that is less than 10% of total Outstanding at such time.

6.16       Reserved.

6.17      Reserved.

ARTICLE 7

DEFAULT AND REMEDIES

7.1       Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) under this Agreement:

(a)     Default on Indebtedness to Lender. Failure of Borrower to (i) pay any principal on the Advances when due, or (ii) pay any other amount due under this Agreement or under any of the other Loan Documents within three (3) Business Days after the same is due and payable; ..

(b)     Covenant Default.

(i)       Violation by Borrower of any of the covenants contained in Article 6 of this Agreement, or

(ii)      Failure by Borrower to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any Default under such other term, provision, condition, covenant or agreement that can be cured and does not pose an imminent risk of loss to Lender, has failed to cure such Default within ten (10) days after Borrower receives written notice thereof from Lender or any officer, member, manager or partner of Borrower becomes aware thereof; provided, however, that if the Default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such Default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional thirty (30) days) to attempt to cure such Default, and within such reasonable time period the failure to have cured such Default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period).

  (c)      Reserved.

(d)     Certain Legal Matters. If (i) any material portion of the assets of Borrower is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity for Borrower or the assets of either, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or (ii) Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or (iii) a judgment or other claim becomes a Lien upon any material portion of the assets of Borrower, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of the assets of Borrower by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof; provided, however, that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided further that no Advances will be required to be made during such cure period).

(e)     Insolvency. If (i) Borrower becomes insolvent, (ii) an Insolvency Proceeding is commenced by Borrower, or (iii) an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding).

(f)      Reserved.

(g)     Reserved.

(h)     Dissolution. The dissolution of Borrower for any reason whatsoever.

(i)      Change in Control, etc. If a CIM Entity fails to be the investment adviser to Borrower.

(j)      Reserved.

(k)     Reserved.

(l)      Liquidation and Related Events. If Borrower is an entity, the voluntary or involuntary liquidation or dissolution of any such entity.

(m)    Reserved ..

(n)     Judgments. If a judgment or judgments (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in an amount, individually or in the aggregate, of One Million Dollars ($1,000,000) or more shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of sixty (60) consecutive days from the date of its entry..

(o)     Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any representation or warranty set forth herein or in any certificate submitted to Lender in connection with the Loan.

(p)     Full Force and Effect, Defective Collateralization. Etc. If this Agreement or any of the other Loan Documents ceases to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Documents) at any time and for any reason, or Borrower repudiates any Loan Document or asserts that any Loan Document is not in full force and effect.

7.2        Remedies. At any time after the occurrence and during the continuance of an Event of Default, Lender may, by notice to Borrower, (a) declare the obligation of Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (b) declare all amounts payable under this Agreement and the other Loan Documents to be immediately due and payable, whereupon all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that if an Insolvency Proceeding by or against Borrower shall be commenced, (A) the obligation of Lender to make Advances shall automatically be terminated and (B) all amounts payable under this Agreement and the other Loan Documents shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

7.3        Right of Offset. After the occurrence and during the continuance of an Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents irrespective of whether or not Lender shall have made any demand. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of offset) which Lender may have.

7.4        Cumulative Remedies. After the occurrence and during the continuance of an Event of Default, Lender may proceed to enforce the Loan Documents by exercising such remedies as are available thereunder or in respect thereof under applicable law, whether for specific performance of any covenant or other agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents. No remedy conferred in this Agreement or the other Loan Documents is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or therein or now or hereafter existing at law, in equity, by statute or otherwise.

7.5        Application of Payments. After the occurrence and during the continuance of an Event of Default, Lender shall apply all funds received in respect of amounts owing under this Agreement and the other Loan Documents in such order as Lender may determine in its sole discretion notwithstanding any instruction from Borrower.

7.6        Reserved.

7.7        Reserved.

7.8        Other Recourse. Borrower waives any right to require Lender to proceed against any third party, exhaust any security for the Advances Outstanding, the Commitment, or any of the Loan Documents, or pursue any other remedy available to Lender. Borrower further waives any defense arising by reason of any disability or other defense of any third party. Until all of the indebtedness shall have been paid in full, Borrower shall have no right of subrogation and Borrower waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.

7.9        Reserved.

7.10      Reserved.

7.11      Reserved.

7.12      Lender Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right to exercise control over the affairs and/or management of Borrower, the power of Lender being limited the right to exercise the remedies provided in the other Sections of this Article; provided that if Lender becomes the owner of any ownership interest of any Person, whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by virtue of being an owner of such Person.

7.13      Waivers. The acceptance of Lender at any time and from time to time of part payment on the indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No waiver by Lender of any of its rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent right of Lender. No delay nor omission by Lender in exercising any right under the Loan Documents shall impair such right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof, or the exercise of any other right under the Loan Documents or otherwise.

7.14       Cumulative Rights. All rights available to Lender under the Loan Documents shall be cumulative of an in addition to all other rights granted to Lender at Law or in equity, whether or not the Indebtedness be due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

7.15      INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT EXCEPT FOR THOSE LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES THAT ARE DIRECTLY ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER, WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON LENDER OR ANY OF LENDER’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING.

7.16      Limitation of Liability. Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon , any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents (except for those losses, liabilities, claims, damages, penalties, judgments, disbursements, costs, and expenses that are directly attributable to the gross negligence or willful misconduct of the Lender).

7.17      Actions by Lender. The Lien and other rights of Lender hereunder shall not be impaired by (a) any renewal, extension, increase or modification with respect to the Indebtedness, or (b) any release or indulgence granted to any endorser, guarantor or surety of the Indebtedness. The taking of additional security by Lender shall not release or impair the Lien or other rights of Lender hereunder or affect the obligations of Borrower hereunder.

7.18      Termination. It is contemplated by the parties hereto that from time to time there may be no outstanding Indebtedness, but notwithstanding such occurrences, this Agreement and the security interests granted hereunder shall remain valid and shall be in full force and effect as to subsequent outstanding Indebtedness; provided, however, upon (a) the satisfaction in full of the Indebtedness, (b) the termination or expiration of any Commitment of Lender to extend credit to Borrow, (c) written request for the termination hereof delivered by Borrower to Lender, and (d) written release or termination delivered by Lender to Borrower, this Agreement shall terminate.

7.19      Cumulative Rights. All rights and remedies of Lender hereunder are cumulative of each other and of every other right or remedy which Lender may otherwise have at law or in equity or under any of the other Loan Documents, and the exercise of one or more of such rights or remedies.

ARTICLE 8

MISCELLANEOUS

8.1        Amendments. An amendment or waiver of any provision of this Agreement or the other Loan Documents, or a consent to any departure by Borrower therefrom, shall be effective against Lender if, but only if, it shall be in writing and signed by Lender, and then such a waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2        Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications provided for hereunder shall be in writing and shall be delivered by facsimile, by mail or otherwise transmitted or delivered to Borrower at:

CIM Real Assets & Credit Fund
4700 Wilshire Blvd
Los Angeles
CA 90010
Attention: General Counsel (RACR-PacWest)
Email: generalcounsel@cimgroup.com

With a copy to:

CIM Real Assets & Credit Fund
2398 E Camelback Rd 4th floor
Phoenix
AZ 85016
Attention: Operations (RACR – PacWest)
Email: saltebrando@cimgroup.com; ndebacker@cimgroup.com; and bhill@cimgroup.com

Notices to Lender shall be delivered to its address as set forth under its name on the signature page of this Agreement; or, as to any party, at such other address as shall be designated by such party in a written notice to the other party or parties. All such notices and communications shall, (a) if mailed, be effective three (3) Business Days following deposit in the United States mail, postage prepaid; (b) if delivered by recognized overnight delivery service (such as Federal Express) be effective upon delivery, (c) if via facsimile, be effective when sent and electronic confirmation of transmission is received, except that notices and communications to Lender pursuant to Article 2 shall not be effective until received by Lender and (d) if via email, be effective upon delivery unless the sender receives an out-of-office message from the primary intended recipient, a message to the effect that the primary intended recipient is no longer employed by the organization to which the email is directed, an error message or any other message similar in nature to the foregoing messages. A notice received by Lender by telephone pursuant to a provision of this Agreement providing for telephone notice shall be effective if Lender believes in good faith that it was given by an Authorized Officer of Borrower and acts pursuant thereto, notwithstanding the absence of written confirmation.

8.3        No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

8.4        Costs and Expenses; Indemnification.

(a)     Costs of Preparation and Administration of Loan Documents. Borrower shall pay the reasonable fees and out-of-pocket expenses (including attorneys’ fees) incurred by Lender in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents. Borrower shall pay on demand any and all stamp and other taxes, filing fees, fees for searches of public records, and all other reasonable documented out-of-pocket costs and expenses payable in connection with the execution and delivery of this Agreement and the other Loan Documents and the administration thereof, and shall save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any amounts Borrower is required to pay pursuant to this Section 8.4.

(b)     Costs of Enforcement. In the event of any Default or Event of Default under this Agreement, or in the event that any dispute arises (whether or not such dispute is with Borrower) relating to the interpretation, enforcement or performance of this Agreement or any of the other Loan Documents, Lender shall be entitled to collect from Borrower on demand all reasonable out-of-pocket fees and expenses incurred in connection therewith, including but not limited to fees of attorneys, accountants, appraisers, environmental inspectors, consultants, expert witnesses, arbitrators, mediators and court reporters, subject, in circumstances other than a bankruptcy or insolvency proceeding, to applicable law providing that the prevailing party is entitled to be awarded its reasonable out-of-pocket costs and attorneys’ fees. Without limiting the generality of the foregoing, Borrower shall pay all such costs and expenses incurred in connection with:

(i)       Arbitration, judicial reference or other alternative dispute resolution proceedings, trial court actions and appeals;

(ii)      bankruptcy or other insolvency proceedings of Borrower or other party liable for any of the obligations under this Agreement or any of the other Loan Documents, or any party having any interest in any security for any of those obligations; (iii) judicial or nonjudicial foreclosure on, or appointment of a receiver for, any property securing the obligations of Borrower; (iv) post judgment collection proceedings; (v) all claims, counterclaims, cross-claims and defenses asserted in any of the foregoing whether or not they arise out of or are related to this Agreement or any other Loan Document; (vi) all preparation for any of the foregoing; and (vii) all settlement negotiations with respect to any of the foregoing.

(c)      Survival. The provisions of this Section 8.4 shall survive the termination of the commitment to lend under this Agreement and the repayment of the Advances and all other amounts payable under the Loan Documents.

8.5        Binding Effect; Assignments and Participations. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender. Lender may assign or grant participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement and the other Loan Documents.

8.6        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.7        Governing Law. All of the Loan Documents shall be governed by and construed in accordance with the laws of the state of California as applicable to contracts entered into in the state of California between residents of such state and which are to be wholly performed in such state.

8.8        Severability. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability in such jurisdiction without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of any other Loan Documents prohibited or unenforceable in any respect.

8.9        Entire Agreement. This Agreement and the other Loan Documents constitute the final and complete expression of the parties with respect to the transactions contemplated by this Agreement and replace and supersede all prior discussions, negotiations and understandings with respect thereto. Neither this Agreement nor any term hereof nor of the other Loan Documents may be changed, waived, discharged or terminated except as provided herein.

8.10      Descriptive Headings. The descriptive headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part hereof, and shall not affect the meaning or construction of any provision hereof.

8.11      Gender and Number. Whenever appropriate to the meaning of this Agreement or the other Loan Documents, use of the singular shall be deemed to refer to the plural, the use of the plural to the singular, and pronouns of certain gender to either or both the other genders.

8.12      No Fiduciary Duty. Borrower acknowledges that Lender has no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or any of the other Loan Documents. The relationship between Lender on the one hand, and Borrower, on the other, is solely that of creditor and debtor. None of this Agreement or the Loan Documents creates a joint venture among the parties.

8.13       WAIVER OF JURY TRIAL; JUDICIAL REFERENCE.

(a)     JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWER AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b)     Judicial Reference.

(i)       In the event the jury trial waiver set forth above is not enforceable, the parties elect to proceed under this judicial reference provision.

(ii)       With the exception of the items specified in clause (iii), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, the Notes or the other Loan Documents, any other will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in this Agreement, the Notes or the other Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(iii)      The matters that shall not be subject to a reference are the following: (a) foreclosure of any security interests in real or personal property, (b) exercise of self-help remedies (including, without limitation, set-off), (c) appointment of a receiver and (d) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (a) and (b) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (c) and (d). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(iv)      The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(v)       The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(vi)      The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(vii)    Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(viii)    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(ix)     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(x)      THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS.

8.14      Imaging. Lender may create microfilms or optical disks or other electronic images of this Agreement and any other Loan Documents that are authoritative copies as defined in applicable law relating to electronic transactions. Lender may store the authoritative copies of such Agreement and any other Loan Documents in their electronic forms and then destroy the paper originals as part of Lender’s normal business practices. Lender may control and transfer such authoritative copies as permitted by such law.

LENDER:	PACIFIC WESTERN BANK

By:
Name:	Lyn K. Christensen
Title:	Senior Vice President

Address for Notices:

Pacific Western Bank
7575 Irvine Center Drive, Suite 250
Irvine, CA 92618
Attn: Lyn K. Christensen
Phone: (949) 341-1683
Email: lchristensen@pacwest.com

With a copy to:

Pacific Western Bank
818 West 7th Street, Suite 450
Los Angeles, CA 90017
Attn: Holly Hayes, EVP and General Counsel
Phone: (213) 330-2073
Email: hhayes@pacificwesternbank.com

With a copy to:

Buchalter
1000 Wilshire Blvd., Suite 1500
Los Angeles, CA 90017
Attn: Farhad Bahar
Phone: 213-891-5103
Email: fbahar@buchalter.com

IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement as of the day and year first written above.

BORROWER:	CIM REAL ASSETS & CREDIT FUND,
a Delaware statutory trust

By:
	Name:	David Thompson
	Title:	Chief Executive Officer

EXHIBIT A

PENDING LITIGATION

None

A-1

EXHIBIT B

LIST OF SUBSIDIARIES OWNED BY BORROWER

Entity Name	Entity Type	State of Formation
RACR 6800 Georgia Ave. NW (DC) Member, LLC	Limited Liability Company	Delaware
RACR Epic Phase 2, LLC	Limited Liability Company	Delaware
RACR SLO, LLC	Limited Liability Company	Delaware
RACR Sora, LLC	Limited Liability Company	Delaware
RACR-FS, LLC	Limited Liability Company	Delaware

B-1

EXHIBIT B1

OTHER DEBT

			(mil.)
Real Estate Equity Interests	Property Type	Location	Borrower Ownership %	Borrower's Proportionate Fair Value	Borrower's Proportionate Other Debt	Comments
Epic II	Office	Dallas, TX	8.26%	$18.7	$6.9	Note to unaffiliated JV partner and construction loan
Vale	Multifamily	Washington, DC	8.00%	$10.7	$5.7	Mortgage
Sora	Multifamily	Los Angeles, CA	100%	$52.2	$41.6	Mortgage

C-2

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

Calculated as of ____________, 201_ (the “Calculation Date”)

To:	Pacific Western Bank
7575 Irvine Center Drive, Suite 250
Irvine, CA 92618
Attn: Lyn K. Christensen
Phone: (949) 341-1683
Email: lchristensen@pacwest.com

The undersigned does hereby certify, pursuant to that certain Credit Agreement dated as of December 23, 2021 (the “Agreement”), between CIM Real Assets & Credit Fund and Pacific Western Bank, as follows (capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement):

1.        Attached as Schedule 1 is a true and correct calculation of the Borrowing Base as of __________, 20__ (the “Calculation Date”).

2.        The principal amount of Outstanding Advances __does __does not exceed Availability as of the Calculation Date.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this __ day of ____________, 202_.

CIM REAL ASSETS & CREDIT FUND

By:
Its:	[Authorized Representative]

SCHEDULE I

Borrowing Base

Calculation Date: ______________, 202_

The Consolidated Asset Value is: $__________________

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:	Pacific Western Bank
7575 Irvine Center Drive, Suite 250
Irvine, CA 92618
Attn: Lyn K. Christensen
Phone: (949) 341-1683
Email: lchristensen@pacwest.com

Re: Compliance Certificate dated ____________ __, 20__

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of December 23, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and between CIM Real Assets & Credit Fund (the “Borrower”) and Pacific Western Bank, a national banking association (“Lender”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section Error! Reference source not found. of the Credit Agreement, the undersigned Authorized Representative of Borrower hereby certifies as of the date hereof that:

1.        Such Authorized Representative has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section Error! Reference source not found. of the Credit Agreement.

2.        Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 1 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower has taken, are taking, or propose to take with respect thereto.

3.        Except as set forth on Schedule 2 attached hereto, the representations and warranties of Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

5.        As of the date hereof, Borrower is in compliance with the applicable covenants contained in Section 6.15 of the Credit Agreement as demonstrated on Schedule 3 hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _______________, 20___.

CIM REAL ASSETS & CREDIT FUND,
a Delaware statutory trust

By:
Name:
Title:	[Authorized Representative]

D-1

[add Schedules 1 and 2, if and as appropriate]

SCHEDULE 3

Financial Covenants

Section 6.15(a) Maximum Debt to Asset Value Ratio (ratio and calculation):

Ratio:

Calculation:

__ complies with subsection

__ does not comply with subsection

Section 6.15(b) Minimum Liquidity (dollar amount):

$___________________________

__ complies with subsection

__ does not comply with subsection